Exhibit 10.5

UMB Financial Corporation
Omnibus Incentive Compensation Plan

RESTRICTED SHARE UNIT AWARD AGREEMENT

Pursuant to this Restricted Share Unit Award Agreement (this “Award Agreement”), and subject to the terms and conditions herein and in the UMB Financial Corporation Omnibus Incentive Compensation Plan (the “Plan”), UMB Financial Corporation (the “Company,” as defined in the Plan) grants an award (the “Award”) of restricted share units under the Plan to the following identified Grantee with the following specified terms:

Summary of Award Terms:

Name of grantee:   (the “Grantee”)

Date of grant:__________________ (the “Grant Date”)

Number of restricted share units: (the “RSUs”)

Vesting Schedule:

Settlement Date	Number of RSUs that Vest
[one year anniversary of Grant Date]	33% of RSUs
[two year anniversary of Grant Date]	33% of RSUs
[three year anniversary of Grant Date]	The remaining 34% of RSUs (100% cumulative)

Capitalized terms used in this Award Agreement, unless otherwise defined, shall have the meanings set forth in the Plan.

Please note that the Award is conditioned on your acknowledgment of receipt and acceptance within one year after receiving this Award Agreement. See Section 15 below. If you do not accept the Award before the one-year anniversary of the Grant Date, your Award will be forfeited.

1.

Grant of Restricted Share Units. The Company hereby grants this Award of RSUs, pursuant to which, subject to the terms and conditions of this Award Agreement and the Plan, the Company will pay to the Grantee on the Settlement Date both (i) one share of Common Stock as of the Settlement Date multiplied by the number of vested RSUs, and (ii) one share of Common Stock as of the Settlement Date for each Dividend Equivalent Unit (as defined in Section 2(d) hereof) relating to such vested RSUs, subject to applicable withholding for taxes. For the avoidance of doubt, the right to receive any Dividend Equivalent Units is subject to the same vesting terms as the related RSUs which give rise to the Dividend Equivalent Units, and no Dividend Equivalent Unit is payable with respect to any RSUs that are forfeited (whether or not vested) or that do not vest for any reason.

2.	Certain Definitions: For purposes of this Award Agreement:
a.

The term “Cause” is to be construed the same as such similar term is defined in any employment agreement, offer letter, or service provider agreement between the Grantee and the Company as may be in force from time to time, and in the absence of such agreement or letter, shall mean: (i) the Grantee’s refusal to perform, or repeated failure to undertake good faith efforts to perform, the duties or responsibilities reasonably assigned to Grantee; (ii) Grantee’s engagement in gross misconduct or gross negligence in the course of carrying out his or her duties; or (iii) Grantee’s conviction of or plea of guilty or nolo contendere to any felony or any misdemeanor involving fraud, intentionally false statements or intentionally misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion; or (iv) Grantee’s violation of law or Company policies or procedures.

b.	References to the “Committee” refer to the committee administering the Plan (or its authorized delegate, as applicable).
c.

“Disability” or “Disabled” means: the Grantee (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (2) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

d.

“Dividend Equivalent Units” mean the aggregate number of units determined by dividing (1) the value of the dividends declared on the Common Stock, if any, whose dividend record date occurs during the period from the Grant Date until the day before the Settlement Date, that would be payable with respect to the number of shares of Common Stock relating to the RSUs and any prior Dividend Equivalent Units, by (2) the mean of the high and low stock price of Common Stock on the dividend’s payable date (rounded down to the nearest whole share).

Dividend value for this purpose is determined as of the relevant dividend payment date(s).
e.

Grantee shall be considered to have a “Termination of Employment” on the first day following the Grant Date that the Grantee has a termination of employment as provided in Section 11.2.1 of the Plan, and the term “Termination Date” means the day on which the Grantee’s Termination of Employment occurs. Specifically, Grantee will have a Termination of Employment: (i) on the date that Grantee experiences a separation from service within the meaning of Internal Revenue Code Section 409A, (ii) at such time as the Committee determines that the Grantee’s authorized leave of absence or absence in military or government service constitutes a Termination of Employment; (iii) on the effective date that a subsidiary of the Company ceases to be a subsidiary, if the Grantee is employed by or provides services to such subsidiary, unless the Committee determines otherwise; and (iv) on the date that the Grantee ceases to be an employee of the Company even if the Grantee continues or simultaneously commences service as a director of the Company.

3.	Vesting.
a.

The Award is subject to the vesting terms set forth in the Summary of Award Terms above, except as may otherwise be provided in this Award Agreement or in the Plan. Any portion of the Award that does not vest for any reason shall automatically be cancelled and terminated and be of no further force and effect.

b.

If the Grantee has a Termination of Employment prior to the Settlement Date due to the Grantee’s death or Disability, then all unvested RSUs granted hereunder will vest as of such Termination Date. The Settlement Date for the Award that vests pursuant to this Section shall be within 90 days following the Termination Date.

c.	If the Grantee has a Qualified Retirement, then the remaining unvested RSUs granted hereunder will vest and be paid on the remaining Settlement Dates.

For purposes of this paragraph, “Qualified Retirement” means that:
(1)  the Grantee has a Termination of Employment prior to the Settlement Date but at least one year following the Grant Date; and
(2)  such Termination is due either to an involuntary termination as a result of the elimination of the Grantee’s position or to the Grantee’s voluntary termination on or after reaching the later of (i) age 65 plus 5 years of service or (ii) a combination of age and years of service of 75 or more.

4.	Forfeiture.
a.

If the Grantee has a Termination of Employment prior to the Settlement Date for any reason, the Grantee shall forfeit, and shall have no further rights or interest with respect to, any of the RSUs granted hereby that remain unvested, with automatic and immediate effect (after giving effect to any applicable vesting acceleration provision in Section 3) as of the Termination Date.
b.

The Grantee shall forfeit and cease to have any right or interest in any of the RSUs granted hereby, whether or not vested: (i) immediately as of the time the Grantee receives notice of a termination of Grantee’s employment or service for Cause, (ii) upon the Grantee’s breach, as determined by the Committee, of any non-disclosure, non-competition, or non-solicitation restrictive covenant obligation owed to the Company, or (iii) upon the Committee’s determination that any conduct of the Grantee constitutes grounds for forfeiture under the Plan.

c.

The Award, or payment thereunder, shall be subject to reduction, in the discretion of the Company, to the extent the Company determines it is required to avoid the imposition of any excise tax on excess parachute payments under Internal Revenue Code Section 4999.

5.

Change in Control. In the event of a Change in Control, the Award shall be subject to the provisions of Section 11.1 of the Plan. The Settlement Date for any portion of the Award that vests pursuant to this Section shall be within 90 days following the Termination Date.

6.

Settlement of Award. Within 90 days following the Settlement Date, the Company will, in full satisfaction of the RSUs and any associated Dividend Equivalent Units granted hereby, pay to the Grantee the amount owed in whole shares of Common Stock.

a.

Notwithstanding anything herein to the contrary, no transfer of shares of Common Stock shall become effective until the Company determines that such transfer, issuance, and delivery is in compliance with all applicable, laws, regulations of governmental authority, and the requirements of any securities exchange on which shares of Common Stock may be traded.

b.

The Committee may, as a condition to the issuance of Shares, require the Grantee to make covenants and representations and/or enter into agreements with the Company to reflect the Grantee’s rights and obligations as a stockholder of the Company and any limitations and restrictions on such Shares.

c.

The transfer of Shares pursuant to this Award shall be effectuated by an appropriate entry on the books of the Company, the issuance of certificates representing such shares (bearing such legends as the Committee deems necessary or desirable), the transfer of shares to a brokerage account in the name of the Grantee, and/or other appropriate means as determined by the Committee.

d.	Unless and until any shares of Common Stock are issued in settlement of the Award, the Award shall not confer to the Grantee any rights or status as a stockholder of the Company.
7.	Withholding. Grantee shall surrender to the Company, for no consideration, the portion of any shares of Common Stock that become vested under this Award whose aggregate

Fair Market Value is sufficient to satisfy federal, state, and local withholding tax requirements. Notwithstanding the foregoing, in the event that withholding tax is due prior to the date that the Award is subject to income tax recognition and withholding, the Grantee shall be responsible for the payment of such amount, and shall satisfy such responsibility by paying the amount to the Company prior to the date that the Company is obligated to pay such withholding to the appropriate taxing authority, or by authorizing the Company to deduct such amount from any payment of any kind otherwise due to the Grantee from the Company.

8.

No Assignment or Transfer. The Award granted hereunder may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. No transfer by will or the laws of descent and distribution shall be effective to bind the Company unless the Committee shall have been furnished with (i) written notice thereof along with such evidence as the Committee may deem necessary to establish the validity of the transfer and (ii) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Grantee and to be bound by the acknowledgements made by the Grantee in connection with the grant.

9.	Grantee Representations. By accepting the Award, the Grantee represents and acknowledges the following:
a.

The Grantee has received a copy of the Plan, has reviewed the Plan and this Award Agreement in their entirety, and has had an opportunity to obtain the advice of independent counsel prior to accepting the Award.

b.

The Grantee has had the opportunity to consult with a tax advisor concerning the tax consequences of accepting the Award, and understands that the Company makes no representation regarding the tax treatment as to any aspect of the Award, including the grant, vesting, settlement, or conversion of the Award.

c.

The Grantee understands that neither the grant of this discretionary Award nor the Grantee’s participation in the Plan confers any right to continue in the service of the Company or to receive any other award or amount of compensation, whether under the Plan or otherwise, and no payment of any award under the Plan will be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance, or other benefit plan of the Company except as otherwise specifically provided in such other plan.

d.

The Grantee consents to the collection, use, and transfer, in electronic or other form, of the Grantee’s personal data by the Company, the Committee, and any third party retained to administer the Plan for the exclusive purpose of administering the Award and Grantee’s participation in the Plan. The Grantee agrees to promptly notify the Committee of any changes in the Grantee’s name, address, or contact information during the entire period of Plan participation.

10.

Adjustments. If there is a change in the outstanding shares of Common Stock due to a stock dividend, split, or consolidation, or a recapitalization, corporate change, corporate transaction, or other similar event relating to the Company, the Committee may adjust the type or number of shares of Common Stock subject to any outstanding portion of the Award in accordance with Article X of the Plan.

11.

Administration; Interpretation. In accordance with the Plan and this Award Agreement, the Committee shall have full discretionary authority to administer the Award, including discretionary authority to interpret and construe any and all provisions relating to the Award. Decisions of the Committee shall be final, binding, and conclusive on all parties. In the event of a conflict between this Award Agreement and the Plan, the terms of the Plan shall prevail.

12.

Section 409A. To the extent applicable, it is intended that this Award Agreement comply with Internal Revenue Code Section 409A and the interpretive guidance thereunder (“Section 409A”), and this Award Agreement shall be administered accordingly, and interpreted and construed on a basis consistent with such intent. To the extent that any provision of this Award Agreement would fail to comply with applicable requirements of Section 409A, the Company may, in its sole and absolute discretion and without requiring the Grantee’s consent, make such modifications to this Award Agreement and/or payments to be made thereunder to the extent it determines necessary or advisable to comply with the requirements of Section 409A. Nothing in this Agreement shall be construed as a guarantee of any particular tax effect for the Award, and the Company does not guarantee that any compensation or benefits provided under this Award Agreement will satisfy the provisions of Section 409A. If (i) the Grantee’s right to payment is subject to Section 409A, and (ii) the Grantee is a specified employee (within the meaning of Section 409A) as of the Termination Date, then, to the extent necessary to comply with Treasury Regulation section 1.409A-3(i)(2), settlement of the Award shall be delayed until the earlier of (A) the date which is six months after the Grantee’s separation from service, or (B) the date of the Grantee’s death.

13.	Successors. The terms of this Award Agreement shall be binding upon and inure to the benefit of the heirs of the Grantee or distributes of the Grantee’s estate and any successor to the Company.
14.	Governing Law; Severability.
a.	Governing Law. This Award Agreement shall be construed and administered in accordance with the laws of Missouri without regard to its conflict of law principles.
b.

Severability. Any determination by a court of competent jurisdiction or relevant governmental authority that any provision or part of a provision in this Award Agreement is unlawful or invalid shall not serve to invalidate any portion of this Award Agreement not found to be unlawful or invalid, and any provision or part of a provision found to be unlawful or invalid shall be construed in a manner that will give effect to the terms of such provision or part of a provision to the fullest extent possible while remaining lawful and valid.
15.

Acknowledgment of Receipt and Acceptance. By signing below (or execution by other means approved by the Committee, including by electronic signature), the undersigned acknowledges receipt and acceptance of the Award, agrees to the representations made in the Award, and indicates his or her intention to be bound by this Award Agreement and the terms of the Plan.